EXHIBIT 10.1

Verbal Loan Agreement – CocoLuv. and Reymund Guillermo

As per Item 601(b)(10) of Regulation S-K; Where a registrant is party to an oral contract that would be required to be filed as an exhibit pursuant to Item 601(b)(10) if it were written, the registrant should provide a written description of the contract similar to that required for oral contracts or arrangements pursuant to Item 601(b)(10)(iii).

CocoLuv Inc. and Reymund Guillermo entered into a verbal agreement whereby Mr. Guillermo, the Company’s sole officer and director, has verbally agreed to loan the company funds to complete the registration process in the event that the Company depletes its current cash reserves prior to effectiveness of this registration statement, but we will require full funding to begin to implement our complete business plan.